SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        May 17, 2005
                                                --------------------------------

Commission       Registrant, State of Incorporation,          I.R.S. Employer
File Number      Address and Telephone Number                 Identification No.

1-5072           Savannah Electric and Power Company          58-0418070
                 (A Georgia Corporation)
                 600 East Bay Street
                 Savannah, Georgia 31401
                 (912) 644-7171

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 8.01.   Other Events.

         See Item 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - "FERC and Georgia PSC Matters - Retail Rate Case Filing" of Savannah Electric and Power Company ("Savannah Electric") and Note 3 to the financial statements of Savannah Electric under "Retail Regulatory Matters" in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2004. Also see MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - "FERC and Georgia PSC Matters - Retail Rate Case Filing" of Savannah Electric and Note (K) to the Condensed Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 for information on Savannah Electric's existing retail rate order and its rate increase request filed with the Georgia Public Service Commission ("GPSC") in November 2004.

         On May 17, 2005, the GPSC voted to approve a new three-year retail rate plan for Savannah Electric ending May 31, 2008 ("2005 Plan"). Under the terms of the 2005 Plan, earnings will be evaluated against a retail return on common equity range of 9.75 percent to 11.75 percent. Two-thirds of any earnings above
11.75 percent will be applied to rate refunds with the remaining one-third retained by Savannah Electric. Retail rates will be increased by approximately $9.6 million effective in June 2005 to cover the cost of new generation and purchased power agreements; higher operating and maintenance expenses; and continued investment in new transmission and distribution facilities to support growth and ensure reliability.

         Savannah Electric will not file for a general base rate increase unless its projected retail return on common equity falls below 9.75 percent. Savannah Electric is required to file a general rate case on November 30, 2007, in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 17, 2005                      SAVANNAH ELECTRIC AND POWER COMPANY



                                         By /s/Wayne Boston
                                             Wayne Boston
                                          Assistant Secretary